Exhibit 99.1

For Information: Robin Brown Executive Vice President (803) 951-0507 rbrown@firstcommunitysc.com

Jane Sosebee and Mickey Layden Elected

to First Community Board of Directors

May 23, 2019 (Lexington, SC) – First Community Corporation, headquartered in Lexington, South Carolina and the holding company of First Community Bank, is pleased to announce that Jane Sosebee, President of AT&T South Carolina, and Mickey Layden, President of LCK and Vice President of Colliers International in South Carolina, have been elected to its Board of Directors.

With more than 70 years of combined experience, Ms. Sosebee and Ms. Layden each bring a wealth of knowledge of their specific industries and will be invaluable assets to the bank.

“We are delighted to welcome Jane and Mickey to the First Community team,” said Mike Crapps, President and CEO of First Community. “Their deeply-rooted connections to the communities we serve will prove a tremendous asset as we continue to strengthen our presence in the Midlands and grow our impact in the Upstate.”

In her role as President of AT&T South Carolina, Ms. Sosebee is responsible for the company’s regulatory, economic development, legislative and community affairs activities within the state. She works closely with state and community leaders to bring in new technology and jobs and to improve the quality of life for South Carolinians.

A native of Laurens, Ms. Sosebee attended Clemson University where she was awarded a Bachelor’s in English. She has since served on and chaired the Clemson University Foundation Board and was awarded the University’s Distinguished Service Award in 2009. The award, the highest honor that the Clemson Alumni Association can bestow, is based on three main criteria - dedication and service to the University; personal and professional accomplishments; and devotion to one’s community and public service.

In 1994, Ms. Layden saw a need to improve the quality of construction projects through professional management services and created LCK, a certified women-owned project management services organization. As president, Ms. Layden primarily focuses on business development, consulting, advisory services and strategic planning.

When not at LCK or Colliers International, where she serves as Executive Vice President and leads the Real Estate Management Services division, Ms. Layden is heavily involved in the Columbia community. She has served as chair of the board of directors for Midlands Housing Alliance, as secretary and executive committee member of the YMCA board of directors and on the board of trustees of South Carolina Independent Colleges and Universities. She is also a member of the Midlands Business Leadership Group and has been recognized by many publications as a woman of influence in the business community.

“The board is extremely pleased to have Jane and Mickey joining us,” said First Community Chairman of the Board, Mitch Willoughby. “Their extensive knowledge and diverse experience along with their demonstrated leadership make them wonderful additions to our board and will serve the company, the bank, our customers, our employees and our shareholders very well.”

First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). With 20 full-service banking offices located in the Midlands, Upstate and Aiken areas of South Carolina and the Augusta region of Georgia, First Community Bank provides financial solutions to local businesses and professionals through three lines of business—commercial banking, residential mortgage banking and financial planning/investment advisory services. The bank is also in the process of opening its twenty-first location in Evans, Georgia this summer. For more information on First Community Bank, visit www.firstcommunitysc.com.

-###-